UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2011

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2011, Marshall Edwards, Inc. (the “Company”) entered into an indemnification agreement with each of its directors and executive officers. A copy of the form of indemnification agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The following description is qualified in its entirety by reference to the form of indemnification agreement.

Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to the Company or to another entity at the Company’s request. In connection with proceedings other than those by or in the right of the Company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to the Company or to another entity at the Company’s request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances. In addition, the indemnification agreements govern various procedural matters related to indemnification.

The rights of each indemnitee are in addition to any other rights provided for under the Company’s Restated Articles of Incorporation, as amended, and its Amended and Restated Bylaws, as they made be amended from time to time, and under Delaware law.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	The information set forth in Item 1.01 of this report is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
President and Chief Executive Officer

Dated: August 29, 2011

Index to Exhibits

Exhibit No.	Description

10.1	Form of Indemnification Agreement.